SoftNet Systems Announces $10 Million Private Equity Placement

MOUNTAIN VIEW, CA (May 28, 1998) -- SoftNet Systems, Inc. (AMEX:SOF), announced that it received an investment of $10 million through a private equity placement on May 28, 1998. The placement consists of 10,000 shares of Series B Convertible Preferred Stock, together with warrants to purchase 200,000 shares of the Company's Common Stock at $13.75 per share, for combined proceeds of $10 million in cash. The conversion price of the Preferred Stock will be $13.20 per share for the next nine months and may vary thereafter based on the trading price for the Company's Common Stock during the period preceding conversion. The financing was arranged by Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group of Sausalito, California.

The proceeds from this offering will be used primarily to expand the Company's Internet services business (the ISP Channel(SM)) and for general corporate purposes.

SoftNet operates three divisions. SoftNet's Internet division provides comprehensive business-to-business Internet services including Internet access and web development along with the "ISP Channel(SM)" branded program for cable operators. SoftNet's Document Management division develops, markets, installs and services electronic information and document management systems that allow customers to electronically request and receive information from multiple media. The Company's Telecommunications division markets and installs telecom and datacom solutions for middle-market companies.